Exhibit 4.2

EXECUTION VERSION

ENBRIDGE INC.

Tenth Supplemental

Indenture

Dated as of September 20, 2022

(Supplemental to Indenture Dated as of February 25, 2005)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

TENTH SUPPLEMENTAL INDENTURE, dated as of September 20, 2022 (the “Tenth Supplemental Indenture”), between Enbridge Inc., a corporation duly incorporated under the Companies Ordinance of the Northwest Territories and continued and existing under the Canada Business Corporations Act (herein called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee, an Indenture, dated as of February 25, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, and the Eighth Supplemental Indenture, dated as of June 28, 2021 (as the same may be amended or supplemented from time to time, including by this Tenth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, to be known as its 7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C due 2083 (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be as set forth in the Indenture and this Tenth Supplemental Indenture;

WHEREAS, this Tenth Supplemental Indenture is being entered into pursuant to the provisions of Section 901(7) of the Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid agreement according to its terms have been done;

NOW, THEREFORE, THIS TENTH SUPPLEMENTAL INDENTURE WITNESSETH:

The Company covenants and agrees with the Trustee as follows:

ARTICLE I

INTERPRETATION

(i)	Definitions

In this Tenth Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.5.1;

“Automatic Conversion” has the meaning ascribed to such term in Section 4.1;

“Automatic Conversion Event” means an event giving rise to an Automatic Conversion, being the occurrence of any one of the following: (i) the making by the Company of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada); (ii) any proceeding instituted by the Company seeking to adjudicate it bankrupt or insolvent or, where the Company is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Company or any substantial part of its property and assets in circumstances where the Company is adjudged as bankrupt or insolvent; (iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of the Company or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Company is adjudged as bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada; or (iv) any proceeding is instituted against the Company seeking to adjudicate it as bankrupt or insolvent, or where the Company is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Company or any substantial part of its property and assets in circumstances where the Company is adjudged as bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Company or the appointment of a receiver, interim receiver, trustee, or other similar official for the Company’s property and assets or for any substantial part of its property and assets);

“CAD” means the lawful currency of Canada;

“Calculation Agent” means any Person, which may be the Company or any of the Company’s Affiliates, appointed by the Company from time to time to act as calculation agent with respect to the Notes;

“Canadian Taxes” has the meaning ascribed to such term in Section 2.5.1;

“Closing Date” means September 20, 2022;

“Code” means Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares in the capital of the Company;

“Conversion Preference Shares” means the newly issued series of preference shares of the Company, designated as Preference Shares, Series 2022-C, to be issued to Holders of Notes upon the occurrence of an Automatic Conversion Event;

“Conversion Time” has the meaning ascribed to such term in Section 4.1;

“DBRS” means DBRS Limited;

“Deferral Date” has the meaning ascribed to such term in Section 5.1;

“Deferral Period” has the meaning ascribed to such term in Section 5.1;

“Dividend Restricted Shares” has the meaning ascribed to such term in Section 5.3;

“DTC” means the Depository Trust Company or its nominee;

“Excluded Holder” has the meaning ascribed to such term in Section 2.5.1;

“FATCA Withholding Tax” means any deduction or withholding imposed or collected pursuant to the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of the Code (or any law implementing such an intergovernmental agreement);

“Fitch” means Fitch Ratings, Inc.;

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the method described in the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System;

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders;

“Indenture” has the meaning ascribed to such term in the first recital to this supplemental indenture;

“Ineligible Person” means any Person whose address is in, or whom the Company or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States of America to the extent that: (i) the issuance or delivery by the Company to such Person, upon an Automatic Conversion, of Conversion Preference Shares, would require the Company to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Conversion Preference Shares upon an Automatic Conversion;

“Initial Interest Reset Date” means January 15, 2033;

“Interest Payment Date” means January 15 and July 15 of each year during which any Notes are outstanding, and the Maturity Date;

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date;

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date;

“Maturity Date” means January 15, 2083;

“Moody’s” means Moody’s Investors Service, Inc.;

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date;

“Notes” means the $600,000,000 aggregate principal amount of 7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C due 2083 issued by the Company hereunder;

“Parity Notes” has the meaning ascribed to such term in Section 5.3;

“Person” includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority;

“Rating Event” means Moody’s, S&P, DBRS or Fitch that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes;

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

“Senior Creditor” means a holder or holders of Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Company pursuant to Senior Indebtedness;

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures or notes or obligations of the Company for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation;

“S&P” means S&P Global Ratings;

“Tax Event” means the Company has received an opinion of independent counsel of a nationally recognized law firm in Canada or the United States experienced in such matters (who may be counsel to the Company) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the United States or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “Administrative Action”); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that (i) the Company is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Company of interest on the Notes), as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority or (ii) the Company is, or may be, obligated to pay Additional Amounts; and

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Tenth Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2            Interpretation Not Affected By Headings, etc.

The division of this Tenth Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Tenth Supplemental Indenture.

1.3            Incorporation of Certain Definitions

All terms contained in this Tenth Supplemental Indenture which are defined in the Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

ARTICLE 2

THE NOTES

2.1            No Limitation on Issue

The aggregate principal amount of the Notes that may be issued and authenticated hereunder shall be unlimited.

2.2            Terms of Notes

2.2.1         The Notes shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2         The Notes will bear interest (i) from, and including, the Closing Date to, but not including, the Initial Interest Reset Date at the rate of 7.625% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus: (a) for the period from, and including, the Initial Interest Reset Date to, but not including, January 15, 2053, 4.418% and (b) for the period from, and including, January 15, 2053 to, but not including, the Maturity Date, 5.168%, in each case, to be reset on each Interest Reset Date. Interest on the Notes will be payable semi-annually in arrears on each Interest Payment Date, commencing on January 15, 2023, subject to deferral as set forth in Article 5. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3         Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4         If any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement.

2.2.5         Interest payments will be made to Holders in whose names the Notes are registered at the close of business on January 1 and July 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date.

2.3            Form of Notes

2.3.1         The Notes shall be issued only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.3.2         The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Schedule A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its authentication of the Notes.

2.3.3         The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine.

2.4            Calculation Agent

2.4.1         Unless the Company has redeemed all of the outstanding Notes as of the Initial Interest Reset Date, the Company shall appoint a Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date.

2.4.2         The Calculation Agent will determine the applicable interest rate for each Interest Reset Period as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent, if other than the Company or an Affiliate of the Company, will notify the Company of the interest rate for the relevant Interest Reset Period and the Company will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate.

2.4.3         The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date: (i) will be on file at the Company’s principal offices, (ii) will be made available to any Holder upon request, (iii) will be conclusive and binding absent manifest error, (iv) may be made in the Calculation Agent’s sole discretion and (v) notwithstanding anything to the contrary in the documentation relating to the Notes, will become effective without consent from any other person or entity.

2.5            Additional Amounts

2.5.1         All payments made by or on account of any obligation of the Company under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, “Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Company shall pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Holder (an “Excluded Holder”) in respect of a beneficial owner (i) with which the Company does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of such Holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Holder is deemed to be a dividend paid to such Holder pursuant to subsection 214(16) of the Income Tax Act (Canada) or subsection 214(18) of the Income Tax Act (Canada) (as set out in proposals to amend the Income Tax Act (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”), or (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder. The Company shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

Notwithstanding the foregoing, all payments shall be made net of any FATCA Withholding Tax, and no additional amounts will be payable as a result of any such FATCA Withholding Tax.

2.5.2         If a Holder has received a refund or credit for any Canadian Taxes with respect to which the Company has paid Additional Amounts pursuant to this Section 2.5, such Holder shall pay over such refund to the Company (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such Holder, together with any interest paid by the relevant tax authority in respect of such refund.

2.5.3         If Additional Amounts are required to be paid under this Section 2.5 as a result of a Tax Event, the Company may elect to redeem outstanding Notes pursuant to Section 3.3.

2.6            Tax Treatment

The Company intends to treat the Notes as equity of the Company for U.S. federal income tax purposes. Holders of the Notes are required, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes for U.S. federal income tax purposes in accordance with such characterization. U.S. Holders of the Notes agree not to treat interest payments on the Notes as “qualified dividend income” that is subject to preferential tax rates.

ARTICLE 3

REDEMPTION OF THE NOTES

3.1            Redemption of Notes at the Option of the Company

The Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem the Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on the date falling three months prior to the Initial Interest Reset Date and ending on (and including) the Initial Interest Reset Date and (ii) after the Initial Interest Reset Date, on any Interest Payment Date, in each case, without the consent of the Holders, at a redemption price per $1,000 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2            Partial Redemption of Notes

3.2.1         If less than all the Notes are to be redeemed pursuant to Section 3.1, the Company shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Company Order stating the Company’s intention to redeem the aggregate principal amount of the Notes to be redeemed. The Notes to be redeemed shall be selected by the Trustee, if the Notes are in Global Form, in accordance with the procedures of DTC and if the Notes are certificated, on a pro rata basis, disregarding fractions, according to the principal amount of the Notes registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Notes established pursuant to Section 2.3).

3.2.2         If the Notes in denominations in excess of the minimum authorized denomination for the Notes are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes in this Article 3 shall be deemed to include any such part of the principal amount of the Notes which shall have been so selected and called for redemption. The Holder of any Notes called for redemption in part only, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, new Notes for the unredeemed part of the Notes so surrendered, and the Company shall execute and the Trustee shall authenticate and deliver, at the expense of the Company, such new Notes having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Notes so surrendered.

3.3            Early Redemption upon a Tax Event

Within 90 days following the occurrence of a Tax Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4            Early Redemption upon a Rating Event

Within 90 days following the occurrence of a Rating Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5            Notice of Redemption

Notice of any intention to redeem any Notes shall be given by or on behalf of the Company to the Holders of the Notes which are to be redeemed, not more than 60 days and not less than 10 days prior to the date fixed for redemption, in the manner provided in the Indenture. The notice of redemption shall, unless all the Notes then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes which are to be redeemed and, if the Notes are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes called for redemption shall cease from and after such redemption date.

3.6            Cancellation of the Notes

All Notes redeemed under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.2.2, no Notes shall be issued in substitution therefor.

ARTICLE 4

AUTOMATIC CONVERSION

4.1            Automatic Conversion

Upon an Automatic Conversion Event, as of the Conversion Time all Notes shall be automatically converted (the “Automatic Conversion”), without the consent of the Holders, into a newly issued series of fully paid Conversion Preference Shares with a stated issue price of $1,000 per share, for each $1,000 principal amount of Notes held immediately prior to the Automatic Conversion, together with such number of Conversion Preference Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Notes from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Conversion Event by $1,000. The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time all Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Holders who shall thereupon automatically cease to be Holders thereof and all rights of any such Holder as a debtholder of the Company shall automatically cease. For greater certainty, any Notes purchased or redeemed by the Company prior to the Conversion Time shall be deemed not to be outstanding, and shall not be subject to the Automatic Conversion. Notwithstanding anything contained herein to the contrary, the Trustee shall not have any responsibility to determine if and when an Automatic Conversion Event has occurred. The Company shall provide written notification of the occurrence of an Automatic Conversion Event upon which the Trustee shall be able to conclusively rely. The Company shall make all the calculations required to be made pursuant to an Automatic Conversion.

4.2            Right Not to Deliver the Conversion Preference Shares

Upon an Automatic Conversion of the Notes, the Company reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to Ineligible Persons. In such circumstances, the Company will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such Conversion Preference Shares through a registered dealer retained by the Company for the purpose of effecting the sale (to parties other than the Company, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons. Such sales, if any, may be made at any time and any price. The Company will not be subject to any liability for failing to sell Conversion Preference Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Company from the sale of any such Conversion Preference Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preference Shares that would otherwise have been delivered to them, after deducting the costs of sale and applicable taxes, if any. The Company will make payment of the aggregate net proceeds to the Clearing Agency (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the Clearing Agency Procedures or otherwise.

As a precondition to the delivery of any certificate or other evidence of issuance representing any Conversion Preference Shares or related rights following an Automatic Conversion, the Company may obtain from any Holder (and persons holding Notes represented by such Holder) a declaration, in form and substance satisfactory to the Company, confirming compliance with any applicable regulatory requirements to establish that such Holder is not, and does not represent, an Ineligible Person.

ARTICLE 5

DEFERRAL RIGHT

5.1            Deferral Right

So long as no Event of Default has occurred and is continuing, the Company may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Company will give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

5.2            No Limit

There shall be no limit on the number of Deferral Events that may occur.

5.3            Dividend Stopper Undertaking

Unless the Company has paid all accrued and payable interest on the Notes, the Company will not:

(i)	declare any dividends on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

(ii)	redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)	make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, the preference shares of the Company (including the Conversion Preference Shares) and the Common Shares of the Company.

“Parity Notes” means any class or series of Company indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion) as to distributions upon liquidation, dissolution or winding-up, and includes the Company’s $750,000,000 6.00% Fixed-to-Floating Rate Subordinated Notes Series 2016-A due 2077, the Company’s $1,000,000,000 5.50% Fixed-to-Floating Rate Subordinated Notes Series 2017-A due 2077, the Company’s CAD$1,650,000,000 5.375% Fixed-to-Floating Rate Subordinated Notes Series 2017-B due 2077, the Company’s $850,000,000 6.250% Fixed-to-Floating Rate Subordinated Notes Series 2018-A due 2078, the Company’s $600,000,000 6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078, the Company’s CAD$750,000,000 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due 2078, the Company’s $1,000,000,000 5.750% Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080, the Company’s CAD$750,000,000 5.00% Fixed-to-Fixed Rate Subordinated Notes Series 2022-A due 2082 and the Company's $500,000,000 7.375% Fixed-to-Fixed Rate Subordinated Notes Series 2022-B due 2083.

ARTICLE 6

ADDITIONAL COVENANTS

6.1            Additional Covenants

The Company covenants for the benefit of Holders that for so long as the Conversion Preference Shares issuable upon the Automatic Conversion are issuable or outstanding, the Company will not create or issue any preference shares which, in the event of insolvency or winding up of the Company, would rank in right of payment in priority to such Conversion Preference Shares.

ARTICLE 7

SUBORDINATION OF NOTES

7.1            Notes Subordinated to Senior Indebtedness

7.1.1         The Company covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

7.1.2         In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, or (b) subject to the provisions of Section 7.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Notes of any Series shall have been declared due and payable pursuant to Section 502 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then:

7.1.2.1 the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation;

7.1.2.2 any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and

7.1.2.3 in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

7.2            Disputes with Holders of Certain Senior Indebtedness

Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 7.1.2(b) if (a) the Company shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

7.3            Subrogation

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

7.4            Obligation of Company Unconditional

7.4.1         Nothing contained in this Article or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

7.4.2         Upon payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

7.5            Payments on Notes Permitted

Nothing contained in this Article or elsewhere in this Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

7.6            Effectuation of Subordination by Trustee

Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article and appoints the Trustee as its attorney-in-fact for any and all such purposes. This appointment shall be irrevocable. Upon request of the Company, and upon being furnished a certificate of the Company stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Senior Indebtedness of such Senior Creditor, the Trustee shall enter into a written agreement or agreements with the Company and the Persons named in such certificate of the Company providing that such Persons are entitled to all the rights and benefits of this Article as Senior Creditors and for such other matters, such as an agreement not to amend the provisions of this Article and the definitions used herein without the consent of such Senior Creditors, as the Senior Creditors may reasonably request. Such agreement shall be conclusive evidence that the indebtedness specified therein is Senior Indebtedness; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

7.7            Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Company, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

7.8            Trustee May Hold Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

7.9            Rights of Holders of Senior Indebtedness Not Impaired

7.9.1         No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

7.9.2         With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, (iii) no implied covenants or obligations shall be read into this Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

7.10         Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections 7.7 and 7.8 shall not apply to the Company if it acts as its own paying agent.

7.11         Trustee; Compensation Not Prejudiced

Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 607 of the Indenture.

ARTICLE 8

EVENTS OF DEFAULT

8.1            Events of Default

Solely with respect to the Securities (and not with respect to any other securities issued or outstanding under the Indenture), for so long as any of the Securities remain outstanding, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 7 of this Tenth Supplemental Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the Company’s right, at its sole option, to defer interest payments as provided in Article 5 of this Tenth Supplemental Indenture); or

(ii)	default in the payment of the principal of or any premium, if any, when due and payable on the Notes.

If an Event of Default has occurred and is continuing, and the Notes have not already been automatically converted into Conversion Preference Shares, then the Company shall be deemed to be in default under the Indenture and the Notes and the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Company fails to make payment thereof upon such demand.

ARTICLE 9

MISCELLANEOUS

9.1            Relationship to Indenture

The Tenth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Tenth Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Tenth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

9.2            Modification of Indenture

Except as expressly modified by this Tenth Supplemental Indenture, the provisions of the Indenture shall continue to apply to each Security issued thereunder.

9.3            Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Article 7 hereof, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

9.4            Counterparts

This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Notwithstanding anything to the contrary in the Indenture, all references in the Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee).

9.5            Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture.

IN WITNESS WHEREOF the parties hereto have caused this Tenth Supplemental Indenture to be duly executed all as of the day and year first written above.

ENBRIDGE INC.

By	/s/ Jonathan E. Gould
	Name:	Jonathan E. Gould
	Title:	Vice President, Treasury, Risk and Pensions

By	/s/ Karen K. L. Uehara
	Name:	Karen K. L. Uehara
	Title:	Vice President & Corporate Secretary

[Signature Page to Tenth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Vice President

By	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Vice President

[Signature Page to Tenth Supplemental Indenture]

SCHEDULE A

FORM OF REGISTERED NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ENBRIDGE INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [●]

ENBRIDGE INC.

(a corporation duly organized and existing under the Companies Ordinance of the Northwest Territories and continued and existing under the Canada Business Corporations Act)

7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C Due 2083

CUSIP: 29250N BP9
ISIN: US29250NBP96

ENBRIDGE INC. (the “Company”) for value received hereby promises to pay to the registered holder hereof (the “Holder”) on January 15, 2083 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

[●] DOLLARS

$[●]

in lawful money of the United States on presentation and surrender of this Note (as defined below) at the principal office of the Trustee in The City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, semi-annually in arrears on January 15 and July 15 of each year (i) from, and including, the date hereof to, but not including, January 15, 2033 at the rate of 7.625% per annum and (ii) from, and including, January 15, 2033, during each Interest Reset Period (as defined in the Indenture), at a rate per annum equal to the Five-Year Treasury Rate (as defined in the Indenture) as of the most recent Reset Interest Determination Date (as defined in the Indenture), plus: (a) for the period from, and including, the Initial Interest Reset Date to, but not including, January 15, 2053, 4.418% and (b) for the period from, and including, January 15, 2053 to, but not including, January 15, 2083, 5.168%, in each case, to be reset on each Interest Reset Date. Subject to Article 5 of the Tenth Supplemental Indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 7.625% Fixed-to-Fixed Rate Subordinated Notes Series 2022-C due 2083 (the “Notes”) of the Company issued or issuable under the provisions of an Indenture, dated as of February 25, 2005, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 1, 2012, an Eighth Supplemental Indenture, dated as of June 28, 2021, and a Tenth Supplemental Indenture, dated as of September 20, 2022, in each case between the Company and the Trustee (which indenture as amended and supplemented is herein referred to as the “Indenture”). The Notes issuable under the Indenture are unlimited in principal amount. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Company may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Events that may occur. Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Company but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note and by all other Notes now or hereafter authenticated and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Company to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Indenture.

The Notes will be automatically converted into Conversion Preference Shares (as defined in the Indenture) upon an Automatic Conversion Event (as defined in the Indenture), in the manner, with the effect and as of the effective time contemplated in the Indenture.

The Company intends to treat the Notes as equity of the Company for U.S. federal income tax purposes. Holders of the Notes are required, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes for U.S. federal income tax purposes in accordance with such characterization.

This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in The City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and in the Tenth Supplemental Indenture, dated as of September 20, 2022, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Indenture.

In Witness Whereof, the Company has caused this instrument to be duly executed.

ENBRIDGE INC.

By
	Name:	[●]
	Title:	[●]

By
	Name:	[●]
	Title:	[●]

(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

Deutsche Bank Trust Company Americas, As Trustee

By
Authorized Officer

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code) and irrevocably appoint agent to transfer this Note on the books of ENBRIDGE INC. The agent may substitute another to act for him.

Date:	Your
Signature:
(Sign exactly as your name appears on the Notes)

Signature
Guarantee:
(This signature must be guaranteed by or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).